Exhibit 99.1
United Fire Group, Inc. Board Member Mary K. Quass to Retire
CEDAR RAPIDS, IOWA – January 31, 2022 – On January 28, 2022, Mary K. Quass, member of the Board of Directors of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG") announced she will retire from the Board effective immediately following the Annual Meeting of Shareholders on May 18, 2022. Ms. Quass's resignation is in compliance with UFG's bylaws, which state that "every director shall submit his or her resignation not later than the first day of February after the director attains age 72."
“As a longtime member of our Board of Directors, I thank Mary for her committed service, valuable insights and unwavering integrity,” said UFG President and CEO Randy Ramlo. “I had the privilege to work closely with Mary for over a decade in her role as chair of our compensation committee, and always valued her strong business sense and sound judgment. She will be greatly missed as a member of the UFG Board, but I congratulate her on a well-deserved retirement.”

UFG Board Chairman James Noyce added, “It has been a true honor and pleasure to serve with Mary on the Board of Directors these past years. She brought an extraordinary wealth of knowledge and experience to our team, and I know that I speak for our entire Board when I say she will be missed tremendously.”

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.